Exhibit 99.1

News Release

Agency Contact:	Company Contact:
Vincent Mayeda	Peter Gise
The Loomis Group	Nanometrics, Inc.
909.590.9324,	408.435.9600 ext. 264,
909.517.1787 fax	408.232.5910 fax
email: mayedav@loomisgroup.com	email: pgise@nanometrics.com

NANOMETRICS APPOINTS DOUGLAS MCCUTCHEON CHIEF FINANCIAL OFFICER

Milpitas, Calif., September 15, 2005 — Nanometrics, Inc. (Nasdaq: NANO), a leading supplier of advanced integrated and standalone metrology equipment for the semiconductor industry, today announced it has named Douglas McCutcheon, 57, to the position of executive vice president, Finance and Administration, and chief financial officer, effective immediately.

McCutcheon, a veteran corporate finance executive with three decades of experience in the semiconductor equipment and related industries, will report to John Heaton, Nanometrics’ president and chief executive officer, and be responsible for managing Nanometrics’ financial operations. “Doug has a proven record of establishing and growing multiple finance organizations within a single company. We believe he will be instrumental in refining and building upon Nanometrics’ financial initiatives and goals, helping the company reach its growth objectives,” noted Heaton.

Prior to joining Nanometrics, McCutcheon held the post of managing director, senior vice president and chief financial officer for Metron Technology N.V, where he successfully managed the sale of Metron’s assets to Applied Materials. Before his post at Metron, McCutcheon was the senior vice president and chief financial officer for Asyst Technologies. McCutcheon has also held executive positions with Cadence Design Systems, Diasonics, Inc. Toshiba America Medical Systems, and Memorex Corp. McCutcheon earned his M.B.A from University of California, Berkeley. He holds a B.S. in physics from Stanford University.

McCutcheon succeeds outgoing Nanometrics CFO Paul Nolan, who will stay on to help with the transition. “Paul has made many significant contributions to Nanometrics during his tenure here. He helped evolve our finance organization, which enabled us to endure industry cyclicality and often emerge in a stronger position,” stated Heaton.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in the manufacture of semiconductors, integrated circuits and flat panel displays. Nanometrics metrology systems measure various thin film properties, critical circuit dimensions and layer-to-layer circuit alignment (overlay) during various steps of the manufacturing process, enabling semiconductor and integrated circuit manufacturers to improve yields, increase productivity and lower their manufacturing costs. The Company maintains its headquarters in Milpitas, and sales and service offices worldwide. Nanometrics is traded on NASDAQ under the symbol NANO. Nanometrics’ website is: http://www.nanometrics.com

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